EXHIBIT 10.28
COMPENSATION ARRANGEMENTS FOR OUTSIDE DIRECTORS
Cash Compensation
The cash fees paid to outside directors are as set forth below.
     Chairman of the Board
In 2010, the Chairman of the Board of Directors, Mr. R.S. Evans, received a cash retainer fee of $90,000. In late 2010, the Board of Directors approved a proposal by Mr. Evans that, in conjuction with the Company’s cost reduction efforts, Mr. Evans’ annual cash retainer be reduced by $20,000, to $70,000, as of January 1, 2011.
Mr. Evans receives no other cash compensation for his service on the Board and its Committees.
     Other Non-Employee Directors
Non-employee directors, other than Mr. Evans, receive the following cash compensation:
•	$22,500 annual Board retainer

•	$9,000 annual retainer for chairman of the Audit Committee

•	$1,350 annual retainer for other Audit Committee members

•	$2,700 annual retainer for chairman of the Management Organization and Compensation Committee

•	$1,800 annual retainer for Executive Committee members

•	$1,800 for each Board meeting and Committee meeting attended
Stock Compensation
In accordance with Company’s non-employee directors’ stock compensation program, each non-employee director is awarded, on the date of the Annual Meeting of Stockholders, a grant of restricted stock units (“RSUs”) for a number of shares equal to the lesser of (i) shares valued at $15,000 on the date of grant, or (ii) 7,500 shares.
The RSUs vest in full on the date of the next Annual Meeting of Stockholders or upon a change of control of the Company. The shares of stock represented by vested RSUs are delivered to the director upon cessation of his service on the Board.
On April 19, 2010, the date of the 2010 Annual Meeting of Stockholders, each of the non-employee directors received a grant of 7,500 RSUs in accordance with the above-described program. These RSUs will vest in full on April 18, 2011, the date of the 2011 Annual Meeting of Stockholders.
Other
The Company reimburses its directors for reasonable expenses incurred in attending Board and Committee meetings.